UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   January 10, 2011

DEYU AGRICULTURE CORP.
(Exact name of registrant as specified in Charter)

Nevada	333-160476	80-0329825
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Room 808, Tower A,
Century Centre, 8 North Star Road
Beijing, People’s Republic of China
 (Address of Principal Executive Offices)

(212) 465-2647
86-13828824414
 (Issuer Telephone number)

 N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

In connection with the appointment by the Board of Directors of Deyu Agriculture Corp., a Nevada corporation (the “Company”) of Mr. Charlie Lin as the Company’s new Chief Financial Officer, the appointment of which is more fully set forth in Item 5.02 herein below, the Company and Mr Lin entered into a Contract of Employement (the “Employment Agreement”), effective as of January 10, 2011.  As compensation for the services rendered by Mr. Lin under the Employment Agreement, as a gross salary and prior to any deductions or withholdings, Mr. Lin will shall be paid a monthly salary of $10,000 during the first three months of employment and, after the confirmation of the employment of Mr. Lin upon the satisfactory performance of the duties of Mr. Lin, Mr. Lin shall be paid the monthly salary of $11,000.  Mr. Lin shall also be paid a year-end bonus at the discretion of the Company’s Chief Executive Officer and such bonus, if any, will be normally paid prior to the Chinese New Year.  Mr. Lin shall also be entitled to a fixed monthly allowance of $2,000 per month for health and medical insurance and life insurance and reimbursement of expenses, including certain travel and office expenses.  Mr. Lin shall also be entitled to 13 working days’ vacation for completion of each fiscal year and pro-rata to the length of service of the year rendered.  In addition to any other benefits or compensation set forth above, the Mr. Lin shall be entitled to participate in the Company’s employee stock option plan at a level commensurate with Mr. Lin’s position as Chief Financial Officer. The forgoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On July 16, 2010, the Company filed Amendment No. 1 to the Company’s Current Report on Form 8-K which had originally been filed on June 23, 2010 to include a copy of the employment agreement, dated June 18, 2010, by and between the Company and the Company’s Chief Financial Officer, Mr. David Lethem (the “Lethem Agreement”).  Effective January 10, 2011, the Board of Directors of the Company accepted the amicable resignation of Mr. David Lethem as the Company’s Chief Financial Officer and Acting Corporate Secretary and as a result, the Company and Mr. Lethem terminated the Lethem Agreement effective as of January 10, 2011.  No early termination penalties were incurred by either the Company or Mr. Lethem.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As set forth in Item 1.02 above, effective January 10, 2011, the Board of Directors of the Company accepted the amicable resignation of Mr. David Lethem as the Company’s Chief Financial Officer and Acting Corporate Secretary.

Effective January 10, 2011, the Company appointed Mr. Charlie Lin to serve as the Company’s new Chief Financial Officer.  Mr. Lin is a Certified Public Accountant, a Certified Financial Manager and a Certified Management Accountant.  From March 2008 through January 2011, Mr. Lin previously served as Corporate Controller of Microfabrica, Inc., a private medical device company based in Van Nuys, California where he was in charge of, among other things, accounting, tax, purchasing, financial and operation analyses.  Mr. Lin also has experience securing venture capital funding and has extensive experience working with Microfabrica’s big four accounting firm in connection with the company’s annual audits.  From April 2006 through March 2008, Mr. Lin served as Controller of Ricon Corporation, a private subsidiary of Westinghouse Air Brake Technology Corp. (NYSE: WAB) based in Panorama City, California.  From March 2004 through April 2006, Mr. Lin served as Controller of ProAction Products, Inc., a private injection molding company based in Van Nuys, California.  Mr. Lin was trained as an auditor for Arthur Anderson LLP from 1992 to 1995 and he earned his Bachelors of Science of Accounting and his Masters of Science of Acounting degrees from the University of Wisconsin.  Mr. Lin is a Member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Institute of Management Accountants.  There is no family relationship between Mr. Lin and any of the other officers and directors of the Company.

Also effective January 10, 2011, the Company appointed Mr. Michael Han to serve as the Company’s Corporate Secretary. From April 2009 through January 2011, Mr. Han served as Vice President for Beijing Jinhuanya Management Consulting Co., Ltd., a PRC company. From April 2006 through March 2009, Mr. Han previously served as Vice President and Manager of the Administration Department of General Circuits (Beijing) Ltd., a PRC company, where he was in charge of Administration, Finance, Marketing and International Sales and Business Development. From April 2001 through March 2006, Mr. Han served as Senior Key Account Manager of Shougang NEC Electronics Co., Ltd., a PRC electronics company. Mr. Han earned his Bachelors of Science degree in Metal Forming & Metal Materials from the College of Beijing Iron & Steel Technology and his Masters in Business Administration degree from Tsinghua University. There is no family relationship between Mr. Han and any of the other officers and directors of the Company. Currently the Company has not entered into any employment agreement with Mr. Han.  Attached hereto as Exhibit 99.1 is a press release which announces the Company’s appointments of Mr. Lin and Mr. Han.

Item 9.01 Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibit No. Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Contract of Agreement, effective as of January 10, 2011, by and between Deyu Agriculture Corp. and Charlie Lin	Provided herewith
99.1	Press Release, dated January 10, 2011	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DEYU AGRICULTURE CORP.

Date: January 10, 2011	By:	/s/ Jianming Hao
Jianming Hao Chief Executive Officer